UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 2, 2007

Telkonet, Inc.

(Exact name of registrant as specified in its charter)

Utah	000-27305	87-0627421
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, MD 20876

(Address of Principal Executive Officers) (Zip Code)

Registrant's telephone number, including area code: (240) 912-1800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM  3.02 Unregistered Sales of Equity Securities

On February 2, 2007, the Company completed a private placement of 4.0 million shares of its common stock for gross proceeds of $10 million. The Company incurred $390,000 in private placement fees in connection with this transaction. The proceeds of this offering will be used for general working capital needs and to assist in funding the Company's strategic initiatives. Telkonet also has issued to the purchasers in the private placement warrants to purchase 2.6 million shares of its common stock at an exercise price of $4.17 per share. These warrants expire five years from the date of issuance.

The common stock and warrants issued in the offering were sold pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder on the basis that the purchasers are "accredited investors" as such term is defined in Rule 501 of Regulation D.  Telkonet has agreed to file a registration statement covering the shares of common stock and the shares issuable upon exercise of the warrants.

ITEM 9.01 Financial Statements and Exhibits

(a)	No financial statements are required to be filed as part of this report.
(b)	No pro forma financial information is required to be filed as part of this report.
(c)	The following documents are filed as exhibits to this Report on Form 8-K:

4	Form of Common Stock Warrant
10.1	Securities Purchase Agreement
10.2	Registration Rights Agreement
99.1	Press Release, dated February 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2007

By: /s/ Richard J. Leimbach

Richard J. Leimbach
Vice President Finance